For Immediate Release
March 1, 2013
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

EXHIBIT 99.1
First Citizens Reports Earnings for Fourth Quarter 2012

RALEIGH, N.C., March 1, 2013-- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended December 31, 2012, of $21.7 million, compared to $30.5 million for the corresponding period of 2011, according to Frank B. Holding Jr., chairman of the board. Net income for the fourth quarter of 2012 decreased $8.8 million, or 28.8 percent, from the same quarter of 2011.
Per share income for the fourth quarter of 2012 totaled $2.15, compared to $2.97 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.41 percent and an annualized return on average equity of 4.43 percent, compared to respective returns of 0.58 percent and 6.48 percent for the same period of 2011. Fourth quarter 2012 earnings declined due to lower noninterest income resulting from adjustments to the FDIC receivable, partially offset by higher net interest income and lower provision for loan and lease losses.
For the year ended December 31, 2012, net income equaled $134.3 million, or $13.11 per share, compared to $195.0 million, or $18.80 per share, during 2011. Net income as a percentage of average assets was 0.64 percent during 2012, compared to 0.92 percent during 2011. The return on average equity was 7.01 percent for 2012, compared to 10.77 percent for 2011. The $60.7 million, or 31.1 percent decrease in 2012 net income was primarily due to 2011 acquisition gains that had an after-tax impact of $91.5 million or $8.79 per share. No acquisition gains were recorded in 2012. Net income for 2012 was also affected by a reduction in the provision for loan and lease losses on covered loans, lower noninterest expense and higher net interest income.
The comparability of BancShares' results of operations for the fourth quarter and year ending December 31, 2012, are affected by the FDIC-assisted transactions. Acquisition gains, recorded at the date of the transaction, result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in interest income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. When post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the date of acquisition, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized over the remaining life of the loan, and the FDIC receivable is amortized over the shorter of the loan life or the indemnification period. For loans and other real estate (OREO) covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

HIGHLIGHTS

•	Fourth quarter net interest income totaled $262.9 million, up 8.5 percent from the fourth quarter of 2011. Net interest income for 2012 totaled $914.7 million, up 5.0 percent from 2011.

•	Average loans and leases, including those acquired in FDIC-assisted transactions, decreased $735.1 million, or 5.2 percent, from the fourth quarter of 2011.

•	Fourth quarter average interest-earning assets totaled $19.27 billion, up 3.2 percent from the fourth quarter of 2011.

•	Average deposits, including those assumed in FDIC-assisted transactions, increased $303.9 million, or 1.7 percent, from the fourth quarter of 2011.

•	Average interest-bearing liabilities decreased $526.0 million, or 3.6 percent, during the fourth quarter of 2012.

•	Fourth quarter 2012 and 2011 earnings were influenced by several significant items from FDIC-assisted transactions, including:

◦	a reduction of $8.1 million to the provision for loan and lease losses for covered loans

◦	$113.2 million and $126.8 million, respectively, in interest income from accretion of fair value discounts

◦	$43.8 million of charges to noninterest income in the fourth quarter of 2012 as compared to $24.0 million of credits in the fourth quarter of 2011 arising from adjustments to the FDIC receivable

•	Earnings in 2012 and 2011 included various items arising from FDIC-assisted transactions, including:

◦	a $73.6 million decline in the provision for loan and lease losses for covered loans

◦	$306.6 million and $319.4 million, respectively, in interest income from accretion of fair value discounts

◦	$101.6 million and $19.3 million, respectively in charges to noninterest income arising from adjustments to the FDIC receivable

•
The 2012 provision for loan and lease losses on noncovered loans declined $15.8 million from 2011 and declined $16.3 million in the fourth quarter 2012 compared to 2011. Net charge-offs on noncovered loans for 2012 equaled $43.9 million, or 0.38 percent of average noncovered loans, down $9.6 million from 2011.

•
Excluding acquisition gains and the effect of post-acquisition adjustments from the FDIC-assisted transactions, noninterest income decreased 5.2 percent during the fourth quarter of 2012 and 12.7 percent during 2012, when compared to the prior year.

•
Fourth quarter noninterest expenses declined $12.9 million, or 6.1 percent. For 2012, noninterest expenses decreased $26.0 million, or 3.3 percent. The declines in both periods were primarily due to reductions in foreclosure-related expenses, FDIC deposit insurance premiums, card loyalty program expense and external processing fees.

NET INTEREST INCOME
Fourth quarter net interest income increased $20.5 million, or 8.5 percent, from the same period of 2011. Average interest-earning assets totaled $19.27 billion, an increase of $602.9 million, or 3.2 percent, in the fourth quarter of 2012 due to increases in investment securities and overnight investments. The taxable-equivalent net yield on interest-earning assets increased 27 basis points when compared to the fourth quarter of 2011 primarily due to lower funding costs.

Average loans for the fourth quarter of 2012 decreased $735.1 million, or 5.2 percent, since the fourth quarter of 2011, due to liquidation of acquired loan balances and weak loan demand. Average investment securities grew $1.11 billion, or 27.4 percent, due primarily to liquidity resulting from loan reductions.
Average interest-bearing liabilities decreased $526.0 million, or 3.6 percent, during the fourth quarter of 2012, principally due to a significant reduction in average time deposits. The rate on interest-bearing liabilities decreased 30 basis points from 0.81 percent during the fourth quarter of 2011 to 0.51 percent during the fourth quarter of 2012, as market interest rates remained low and maturing time deposits repriced to current low rates.
Net interest income increased $43.7 million, or 5.0 percent, during 2012, due to reduced deposit costs and a $150.2 million increase in interest-earning assets. Average loans and leases declined $489.7 million, or 3.5 percent, during 2012. Loan interest income included $306.6 million of discount accretion during 2012, compared to $319.4 million during 2011. The taxable-equivalent net yield on interest-earning assets increased 19 basis points to 4.84 percent during 2012 versus 4.65 percent recorded during 2011.
Average interest-bearing liabilities decreased $746.9 million, or 5.0 percent, due to a significant reduction in average time deposits and repayments of long-term debt obligations.
PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses equaled $64.9 million during the fourth quarter of 2012, a $24.4 million decrease from the same period of 2011, due to lower post-acquisition deterioration of covered loans and reduced provision for noncovered loans. Net charge-offs on noncovered loans during the fourth quarter of 2012 equaled $9.5 million, down $7.5 million from the fourth quarter of 2011, due primarily to higher losses on residential construction loans in 2011. The annualized ratio of noncovered net charge-offs to average noncovered loans and leases equaled 0.33 percent during the fourth quarter of 2012 versus 0.58 percent during the same period of 2011. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $12.9 million and $56.2 million, respectively, during the fourth quarter of 2012 and 2011.
The provision for loan and lease losses decreased $89.4 million to $142.9 million for 2012, compared to $232.3 million for 2011, the result of lower net charge-offs on noncovered loans and reduced post-acquisition deterioration of acquired loans covered by loss share agreements. Net charge-offs of noncovered loans for 2012 and 2011 totaled $43.9 million and $53.4 million, respectively. The decrease in net charge-offs during 2012 resulted from lower losses on revolving mortgage, consumer and construction loans. Net charge-offs of noncovered loans represented 0.38 percent of average noncovered loans and leases during 2012 compared to 0.46 percent during 2011. Net charge-offs of covered loans equaled $50.1 million and $136.5 million during 2012 and 2011, equal to 2.52 percent and 5.49 percent of average covered loans, respectively, substantially all of which were partially reimbursable under the terms of the respective loss share agreement.
NONINTEREST INCOME
Noninterest income decreased $72.0 million, or 68.4 percent, from the fourth quarter of 2011 to the fourth quarter of 2012, primarily due to differences between the two periods in the adjustments made to the FDIC receivable resulting from post-acquisition changes in projected losses on covered loans.
Noninterest income totaled $189.3 million during 2012, a decrease of $275.1 million, or 59.2 percent, from 2011, due primarily to the 2011 acquisition gains and an $82.3 million increase in the net charge to noninterest income for adjustments to the FDIC receivable.
Cardholder and merchant services income decreased $15.4 million during 2012 resulting from the fourth quarter 2011 enactment of debit card interchange fee limits mandated by the Dodd-Frank Act. Income from wealth management services increased $2.3 million, or 4.1 percent, due to increased broker-dealer revenue.
For 2012, mortgage income equaled $11.3 million compared to $12.2 million in 2011. The reduction in mortgage income during 2012 includes the impact of $3.6 million in reserves for estimated recourse obligations for residential mortgage loans sold to various investors in prior years.
Fees from processing services increased $4.3 million, or 14.2 percent, during 2012 due to accrual adjustments and nonrecurring charges for special services. Although fees from processing services increased during 2012, revenues derived from this line of business will decline in subsequent periods due to client bank attrition and our decision in early-2013 to sell nearly all processing service relationships to another servicer.
Other noninterest income decreased $24.7 million during 2012, due to amortization of the FDIC receivable during 2012 and $13.8 million in recoveries of amounts charged off prior to acquisition and a $9.7 million gain on the redemption of trust preferred securities, both during 2011.
NONINTEREST EXPENSE
Noninterest expense equaled $198.7 million during the fourth quarter of 2012, down $12.9 million, or 6.1 percent from 2011. Foreclosure-related expenses decreased $10.7 million in the fourth quarter of 2012 compared to the fourth quarter of 2011. Other expenses for the fourth quarter of 2012 declined $7.2 million when compared to the fourth quarter of 2011, due to lower FDIC insurance expense and a decline in cardholder loyalty program expense.
Noninterest expense for 2012 amounted to $766.9 million, a $26.0 million, or 3.3 percent decrease from 2011. Employee benefits expense increased $6.3 million, or 8.7 percent during 2012, the result of unfavorable pension plan assumption changes and higher 401(k) expense. Equipment expenses increased $4.9 million, or 7.0 percent, during 2012. Cardholder and merchant processing expense decreased $3.5 million, or 7.2 percent, during 2012, due to vendor reductions connected with the Dodd-Frank imposed fee changes. Cardholder rewards programs decreased $7.5 million, or 63.3 percent, compared to 2011, due to the termination of a debit card rewards program and adjustments to estimated redemption rates for credit card rewards programs.
FDIC deposit insurance expense declined $5.8 million, or 35.3 percent, during 2012 following a reduction of $6.7 million during 2011. The 2012 decrease is the result of a new assessment formula adopted by the FDIC in 2011. Foreclosure-related expenses decreased $5.5 million, or 11.9 percent, during 2012 almost all of which was attributable to activity arising from the FDIC-assisted transactions.
NONPERFORMING ASSETS
Nonperforming assets as of December 31, 2012 totaled $310.4 million, compared to $553.8 million as of December 31, 2011. Of the $310.4 million in nonperforming assets as of December 31, 2012, $177.1 million are covered by FDIC loss share agreements while the remaining $133.4 million are not covered by loss share agreements. The reduction in covered nonperforming assets from previous periods was primarily caused by the 2012 deployment of the remaining unconverted covered loans to an acquired loan accounting system, which resulted in a reduction in nonaccrual loans for those loans that were previously accounted for under the cost recovery method but are now accreting yield. Nonperforming assets not covered by loss share agreements represent 1.15 percent of noncovered loans, leases and OREO as of December 31, 2012, compared to 0.89 percent as of December 31, 2011. The $30.2 million increase in nonperforming assets not covered by loss share agreements was primarily the result of the 2012 decision to place collateral dependent loans in the process of foreclosure on nonaccrual status even if the loan is adequately collateralized.

CAPITAL
First Citizens BancShares remains well capitalized with a leverage capital ratio of 9.22 percent as of December 31, 2012, down from 9.90 percent as of December 31, 2011. Both the tier 1 and total risk-based capital ratios decreased from December 31, 2011. The tier 1 risk-based and total risk-based capital ratios were 14.27 percent and 15.95 percent as of December 31, 2012, respectively. The reductions were due primarily to the 2012 redemption of $150 million of trust preferred securities and 2012 stock purchases.

ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 414 branch offices, telephone banking, online banking and ATMs. As of December 31, 2012, BancShares had consolidated assets totaling $21.28 billion. For more information, visit First Citizens' Web site at firstcitizens.com.
This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONTACT:     Barbara Thompson
        First Citizens BancShares
        (919) 716-2716

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2012	2011	2012	2011
Interest income	$280,891	$272,176	$1,004,836	$1,015,159
Interest expense	17,943	29,758	90,148	144,192
Net interest income	262,948	242,418	914,688	870,967
Provision for loan and lease losses	64,880	89,253	142,885	232,277
Net interest income after provision for loan and lease losses	198,068	153,165	771,803	638,690
Gains on acquisitions	—	—	—	150,417
Other noninterest income	33,219	105,238	189,300	313,949
Noninterest expense	198,728	211,583	766,933	792,925
Income before income taxes	32,559	46,820	194,170	310,131
Income taxes	10,813	16,273	59,822	115,103
Net income	$21,746	$30,547	$134,348	$195,028
Taxable-equivalent net interest income	$263,635	$243,309	$917,664	$874,727
Net income per share	$2.15	$2.97	$13.11	$18.80
Cash dividends per share	0.30	0.30	1.20	1.20
Profitability Information (annualized)
Return on average assets	0.41%	0.58%	0.64%	0.92%
Return on average equity	4.43	6.48	7.01	10.77
Taxable-equivalent net yield on interest-earning assets	5.44	5.17	4.84	4.65
CONDENSED BALANCE SHEETS
			December 31
(thousands, except share data; unaudited)			2012	2011
Assets
Cash and due from banks			$639,730	$590,801
Investment securities			5,227,570	4,058,245
Loans covered under loss share agreements			1,809,235	2,362,152
Loans and leases not covered under loss share agreements			11,576,115	11,581,637
Less allowance for loan and lease losses			319,018	270,144
Receivable from FDIC for loss share agreements			270,192	617,377
Other assets			2,079,828	2,057,230
Total assets			$21,283,652	$20,997,298
Liabilities and shareholders' equity
Deposits			$18,086,025	$17,577,274
Other liabilities			1,333,620	1,558,896
Shareholders' equity			1,864,007	1,861,128
Total liabilities and shareholders' equity			$21,283,652	$20,997,298
Book value per share			$193.75	$180.97

SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2012	2011	2012	2011
Total assets	$21,245,425	$21,042,227	$21,077,444	$21,135,572
Investment securities	5,169,159	4,056,949	4,698,559	4,215,761
Loans and leases	13,357,928	14,093,034	13,560,773	14,050,453
Interest-earning assets	19,273,850	18,670,998	18,974,915	18,824,668
Deposits	17,983,033	17,679,125	17,727,117	17,776,419
Interest-bearing liabilities	14,109,359	14,635,353	14,298,026	15,044,889
Shareholders' equity	$1,951,874	$1,869,479	$1,915,269	$1,811,520
Shares outstanding	10,159,262	10,286,271	10,244,472	10,376,445

CAPITAL INFORMATION
			December 31
(dollars in thousands; unaudited)			2012	2011
Tier 1 capital			$1,949,985	$2,072,610
Total capital			2,179,370	2,323,022
Risk-weighted assets			13,663,353	13,447,702
Tier 1 capital ratio			14.27%	15.41%
Total capital ratio			15.95	17.27
Leverage capital ratio			9.22	9.90

NONPERFORMING ASSETS
	December 31
	2012	2011
	(thousands, except ratios)
Nonaccrual loans and leases:
Covered under loss share agreements	$74,479	$302,102
Not covered under loss share agreements	89,845	52,741
Other real estate owned:
Covered under loss share agreements	102,577	148,599
Not covered under loss share agreements	43,513	50,399
Total nonperforming assets	$310,414	$553,841
Nonperforming assets covered under loss share agreements	$177,056	$450,701
Nonperforming assets not covered under loss share agreements	133,358	103,140
Total nonperforming assets	$310,414	$553,841
Accruing loans and leases 90 days or more past due:
Covered under loss share agreements	$281,000	$292,194
Not covered under loss share agreements	11,272	14,840
Loans and leases at December 31:
Covered under loss share agreements	1,809,235	2,362,152
Not covered under loss share agreements	11,576,115	11,581,637
Ratio of nonperforming assets to total loans, leases and other real estate:
Covered under loss share agreements	9.26%	17.95%
Not covered under loss share agreements	1.15	0.89
Ratio of nonperforming assets to total loans, leases and other real estate	2.29	3.92